Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS RECORD RESULTS

RECORD FOURTH QUARTER 2010 EPS OF $1.46 PER DILUTED SHARE

RECORD FISCAL 2010 EPS OF $2.83 PER DILUTED SHARE

COMPANY PROVIDES FISCAL 2011 SALES AND EPS GUIDANCE

Columbus, Ohio – March 3, 2011 – Big Lots, Inc. (NYSE: BIG) is reporting fourth quarter fiscal 2010 net income totaled $110.1 million, or $1.46 per diluted share, compared to $105.4 million, or $1.27 per diluted share, in the prior year.  Fourth quarter fiscal 2010 income from continuing operations totaled $110.0 million, or $1.46 per diluted share, compared to income from continuing operations of $106.2 million, or $1.28 per diluted share, for the fourth quarter of fiscal 2009.  For the fourth quarter of fiscal 2009, adjusted (non-GAAP) income from continuing operations totaled $108.6 million, or $1.31 per diluted share, which excludes the effect of a litigation settlement charge discussed later in this release.

For the fiscal 2010 year ended January 29, 2011, net income totaled $222.5 million, or $2.83 per diluted share, compared to $200.4 million, or $2.42 per diluted share, in the prior year.  Fiscal 2010 income from continuing operations totaled $222.5 million, or $2.83 per diluted share, compared to $201.4 million, or $2.44 per diluted share, for fiscal 2009.  For fiscal 2009, excluding the effect of the net gain on a real estate sale and a litigation settlement charge discussed later in this release, adjusted (non-GAAP) income from continuing operations totaled $195.6 million, or $2.37 per diluted share.

FISCAL 2010 HIGHLIGHTS

•	Record income from continuing operations of $2.83 per diluted share, a 19% increase over last year’s record adjusted (non-GAAP) income from continuing operations of $2.37 per diluted share
•	Comparable store sales increase of 2.5% and total sales increase of 4.8%
•	Record operating profit dollars of $357 million as operating profit rate improved to 7.2%, or 50 basis points above last year’s adjusted results
•	Cash Flow (defined as operating activities less investing activities) of $201 million
•	Invested $342 million to repurchase 10.5 million shares, or approximately 13% of our outstanding shares as of the beginning of fiscal 2010
•	Opened 80 new stores and now have a presence in all 48 contiguous states

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Commenting on fiscal 2010 results, Steve Fishman, Chairman, Chief Executive Officer and President stated, “We were very pleased to deliver our fourth consecutive year of record operating profit and EPS results.  We grew sales productivity and gross margin dollars while recording the lowest expense rate in the Company’s history.  We successfully opened 80 new stores where the sales performance exceeded our expectations.  And, the financial model got stronger in 2010 as we generated a significant amount of cash to reinvest in our business and return to our shareholders through our repurchase efforts.”

FOURTH QUARTER HIGHLIGHTS

•	Record income from continuing operations of $1.46 per diluted share, an 11% increase over last year’s adjusted (non-GAAP) income from continuing operations of $1.31 per diluted share
•	Total sales increase of 3.8% driven by strength of new store performance
•	Record operating profit dollars of $177 million
•	Opened 27 new stores

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2010 increased 3.8% to $1,518.9 million, compared to $1,463.3 million for the same period in fiscal 2009.  Comparable store sales for stores open at least two years at the beginning of the fiscal year were flat.

Operating profit for the fourth quarter of fiscal 2010 was $177.2 million, or 11.7% of sales, compared to last year’s operating profit on an adjusted (non-GAAP) basis of $173.5 million, or 11.9% of sales.  As anticipated, our gross margin rate decreased 50 basis points compared to last year due to higher domestic freight costs and lower overall initial markup due to certain of our holiday merchandising strategies.  Expenses as a percent of sales decreased, or leveraged, due to efficiencies in distribution and transportation, store payroll, and lower bonus expense compared to last year.

For the fourth quarter of fiscal 2010, net interest expense was $0.8 million compared to net interest expense of $0.4 million last year with the increase attributed to $342 million of share repurchase activity partially offset by the overall cash flow of the business in the last 12 months.  The effective income tax rate for the fourth quarter of fiscal 2010 was 37.6% compared to 37.3% last year on an adjusted (non-GAAP) basis.

Inventory and Cash Management

Inventory ended the fourth quarter of fiscal 2010 at $762 million compared to $731 million last year.  The increase in overall inventory reflected a 1% increase in average store inventory and a higher store count at the end of the fourth quarter of fiscal 2010 compared to the same period last year.

We ended the fourth quarter of fiscal 2010 with total cash and cash equivalents of $178 million, compared to cash and cash equivalents of $284 million at the same time last year.  The decrease in cash and cash equivalents relates to $342 million of share repurchase activity, partially offset by the cash generated by our business over the last 12 months.  We ended the fourth quarter of fiscal 2010 with no borrowings under our credit facility.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Share Repurchase Program Update

As a reminder, in March 2010, our Board of Directors increased the size of our share repurchase program by $250 million bringing the total authorization to $400 million.  On March 10, 2010, we utilized $150 million of the authorization to execute an Accelerated Share Repurchase (ASR) transaction which reduced our common shares outstanding by 3.6 million.  The total number of shares repurchased under the ASR was based upon the volume weighted average price of our stock, less a small guaranteed discount, over a predetermined period of time.  The contract was settled with the counterparty on December 30, 2010 and an additional distribution of 0.9 million shares was received.  The total shares repurchased under the ASR amounted to 4.5 million at a weighted average price of $33.51 per share.

Additionally, throughout the year, we invested $192 million to opportunistically repurchase 6.0 million shares at an average price of $32.16.  For fiscal 2010, including both the ASR and opportunistic activity, we repurchased 10.5 million shares, or approximately 13% of the shares outstanding at the beginning of the year, at a weighted average price of $32.74 per share.  At the end of fiscal 2010, we had $58 million remaining under our $400 million March 2010 Repurchase Program.  The remaining amount may be utilized to repurchase shares in the open market and/or in privately negotiated transactions at our discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.

Unusual Excluded Items (Fiscal 2009)

In November 2004, a civil collective action was filed against us alleging that we violated the Fair Labor Standards Act by misclassifying assistant store managers as exempt employees.  As a result of this case, we sent a notice of the lawsuit to all then-current and former assistant store managers who worked for us since November 23, 2001.  Approximately 1,100 individuals opted to join in the collective action.  Ultimately, it was determined that this matter should not be brought as a collective action requiring, instead, each claimant to bring an individual action.  Approximately 172 of the opt-in plaintiffs participated in individual actions.  After defending this matter for 5 years, we decided to enter into a settlement agreement requiring the payment of approximately $4.0 million ($2.4 million net of tax, or $0.03 per diluted share), during the fourth quarter of fiscal 2009.

In September 2006, to avoid litigation and under threat of eminent domain, we sold a company-owned and operated store in California for a gain.  As part of the sale, we entered into a lease which permitted us to continue to occupy and operate the store through January 2009 in exchange for rent of $1 per year plus the taxes, insurance, and common area maintenance.  Subsequently, this lease was modified to allow us to occupy this space through September 2009 under substantially the same terms.  Because of the favorable lease terms, we deferred recognition of the gain until we no longer held a continuing involvement with this property.  In September 2009, after attempts to further extend the lease term were unsuccessful, we closed the store, ending our continuing involvement with this property, and recognized the pretax gain on sale of real estate of $13.0 million ($8.2 million net of tax, or $0.10 per diluted share), during the third quarter of fiscal 2009.

We believe each of these items is not directly related to our ongoing operations.  Therefore, we have provided a complementary schedule entitled “Big Lots, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures” that excludes these items.  We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on March 30, 2010, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 stores closed in January 2006 are classified as discontinued operations.  Results from discontinued operations for the fourth quarter of fiscal 2010 were minimal compared to a net loss from discontinued operations of $0.8 million for the fourth quarter of fiscal 2009.   For fiscal 2010, results from discontinued operations were minimal compared to a net loss from discontinued operations of $1.0 million for fiscal 2009.

2011 OUTLOOK

•	Initial Fiscal 2011 guidance for income from continuing operations of $3.05 to $3.15 per diluted share versus income from continuing operations of $2.83 per diluted share in Fiscal 2010
•	Initial Fiscal 2011 sales guidance calls for a comparable store sales increase of 1% to 2% and a total sales increase of 5% to 6%
•	Initial Fiscal 2011 Cash Flow guidance of approximately $205 million
•	Initial Fiscal 2011 guidance of 90 new store openings
•	Initial Q1 2011 guidance for income from continuing operations of $0.76 to $0.81 per diluted share versus income from continuing operations of $0.68 per diluted share in Q1 2010

We estimate fiscal 2011 income from continuing operations will be in the range of $3.05 to $3.15 per diluted share compared to income from continuing operations of $2.83 per diluted share for fiscal 2010.  This guidance for EPS is based on a projected comparable store sales increase in the range of 1% to 2% and a total sales increase in the range of 5% to 6%.  We estimate that the operating profit rate will be in a range of 7.3% to 7.5% of sales with the expansion expected to come from an improving expense rate.  The gross margin rate for fiscal 2011 is expected to be similar to fiscal 2010 and we are estimating that flat to slightly positive comparable store sales are needed to leverage the expense structure of the business.

We estimate net interest expense of approximately $1 million and an income tax rate in the range of 38.0% to 39.0% for fiscal 2011.  Capital expenditures are expected to be in the range of $125 million to $130 million with depreciation expense estimated to be in the range of $90 million to $95 million.  We estimate this financial performance would result in Cash Flow of approximately $205 million.  The average diluted common share count is estimated to be approximately 76 million for fiscal 2011 with no assumption for share repurchase activity.

From a real estate perspective, we expect to open 90 new stores during fiscal 2011 and close up to 45 locations for net store growth of 45 stores, or approximately 3%, which is included in our capital expenditures and depreciation guidance noted above.

For the first quarter of fiscal 2011, we estimate comparable store sales will be in a range of slightly positive to slightly negative with total sales up in the range of 2% to 4%.  Based on this level of sales performance, our income from continuing operations is estimated to be in the range of $0.76 to $0.81 per diluted share, compared to income from continuing operations $0.68 per diluted share for the first quarter of fiscal 2010.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. to discuss our financial results for the fourth quarter and provide commentary on our guidance for fiscal 2011.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

An archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Thursday, March 17.  A replay of the call will be available beginning today at noon through March 17 at midnight by dialing: 1.888.203.1112 (United States and Canada) or 1.719.457.0820 (International).  All times are Eastern Time.  The PIN number is 1659098.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of fiscal 2010 (January 29, 2011), we operated 1,398 BIG LOTS stores in 48 states. We also sell merchandise via our wholesale operations which are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	JANUARY 29	JANUARY 30
	2011	2010
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$177,539	$283,733
Inventories	762,146	731,337
Deferred income taxes	50,252	51,012
Other current assets	61,782	56,884
Total current assets	1,051,719	1,122,966

Property and equipment - net	524,906	491,256

Deferred income taxes	6,666	28,136
Other assets	36,308	27,135
	$1,619,599	$1,669,493

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$302,818	$309,862
Property, payroll and other taxes	75,401	69,388
Accrued operating expenses	53,771	52,519
Insurance reserves	37,741	39,570
KB bankruptcy lease obligation	3,552	4,786
Accrued salaries and wages	43,433	47,402
Income taxes payable	25,215	18,993
Total current liabilities	541,931	542,520

Deferred rent	42,037	31,490
Insurance reserves	46,145	44,695
Unrecognized tax benefits	19,142	28,577
Other liabilities	23,551	20,799

Shareholders' equity	946,793	1,001,412
	$1,619,599	$1,669,493

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	January 29, 2011		January 30, 2010
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,518,943	100.0	$1,463,280	100.0
Gross margin	619,964	40.8	604,752	41.3
Selling and administrative expenses	421,726	27.8	416,699	28.5
Depreciation expense	21,074	1.4	18,556	1.3
Gain on sale of real estate	0	0.0	0	0.0
Operating profit	177,164	11.7	169,497	11.6
Interest expense	(808)	(0.1)	(506)	(0.0)
Interest and investment income	41	0.0	136	0.0
Income from continuing operations before income taxes	176,397	11.6	169,127	11.6
Income tax expense	66,372	4.4	62,939	4.3
Income from continuing operations	110,025	7.2	106,188	7.3
Income (loss) from discontinued operations, net of tax expense (benefit) of $20 and ($541), respectively	30	0.0	(822)	(0.1)
Net income	$110,055	7.2	$105,366	7.2

Earnings per common share - basic (a)
Continuing operations	$1.48		$1.30
Discontinued operations	0.00		(0.01)
Net income	$1.48		$1.29
Earnings per common share - diluted (a)
Continuing operations	$1.46		$1.28
Discontinued operations	0.00		(0.01)
Net income	$1.46		$1.27

Weighted average common shares outstanding
Basic	74,504		81,771
Dilutive effect of share-based awards	865		1,376
Diluted	75,369		83,147

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	52 WEEKS ENDED		52 WEEKS ENDED
	JANUARY 29, 2011		JANUARY 30, 2010
		%		%
	(Unaudited)

Net sales	$4,952,244	100.0	$4,726,772	100.0
Gross margin	2,012,451	40.6	1,919,306	40.6
Selling and administrative expenses	1,576,500	31.8	1,532,356	32.4
Depreciation expense	78,606	1.6	74,904	1.6
Gain on sale of real estate	0	0.0	(12,964)	(0.3)
Operating profit	357,345	7.2	325,010	6.9
Interest expense	(2,573)	(0.1)	(1,840)	(0.0)
Interest and investment income	612	0.0	175	0.0
Income from continuing operations before income taxes	355,384	7.2	323,345	6.8
Income tax expense	132,837	2.7	121,975	2.6
Income from continuing operations	222,547	4.5	201,370	4.3
Loss from discontinued operations, net of tax benefit of $14 and $656, respectively	(23)	(0.0)	(1,001)	(0.0)
Net income	$222,524	4.5	$200,369	4.2

Earnings per common share - basic (a)
Continuing operations	$2.87		$2.47
Discontinued operations	0.00		(0.01)
Net income	$2.87		$2.45

Earnings per common share - diluted (a)
Continuing operations	$2.83		$2.44
Discontinued operations	0.00		(0.01)
Net income	$2.83		$2.42

Weighted average common shares outstanding
Basic	77,596		81,619
Dilutive effect of share-based awards	985		1,062
Diluted	78,581		82,681

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

The following table reconciles selling and administrative expenses, selling and administrative expense rate, operating profit, operating profit rate, income tax expense, effective income tax rate, income from continuing operations, net income, diluted earnings per share from continuing operations, and diluted earnings per share for the fourth quarter of 2009 and year-to-date 2009 (GAAP financial measures) to adjusted selling and administrative expenses, adjusted selling and administrative expense rate, adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share (non-GAAP financial measures).

Fourth quarter of 2009 - Thirteen weeks ended January 30, 2010

	As reported	Adjustment to exclude legal settlement	As Adjusted (non-GAAP)
Selling and administrative expenses	$416,699	$(4,000)	$412,699
Selling and administrative expense rate	28.5%	(0.3%)	28.2%
Operating profit	169,497	4,000	173,497
Operating profit rate	11.6%	0.3%	11.9%
Income tax expense	62,939	1,580	64,519
Effective income tax rate	37.2%	0.1%	37.3%
Income from continuing operations	106,188	2,420	108,608
Net income	105,366	2,420	107,786
Diluted earnings per share from continuing operations	$1.28	$0.03	$1.31
Diluted earnings per share	$1.27	$0.03	$1.30

Year-to-Date 2009 - Fifty-two weeks ended January 30, 2010

	As reported	Adjustment to exclude gain on sale of real estate	Adjustment to exclude legal settlement	As Adjusted (non-GAAP)
Selling and administrative expenses	$1,532,356		$(4,000)	$1,528,356
Selling and administrative expense rate	32.4%		(0.1%)	32.3%
Operating profit	325,010	$(12,964)	4,000	316,046
Operating profit rate	6.9%	(0.3%)	0.1%	6.7%
Income tax expense	121,975	(4,801)	1,580	118,754
Effective income tax rate	37.7%	0.1%	-	37.8%
Income from continuing operations	201,370	(8,163)	2,420	195,627
Net income	200,369	(8,163)	2,420	194,626
Diluted earnings per share from continuing operations	$2.44	$(0.10)	$0.03	$2.37
Diluted earnings per share	$2.42	$(0.10)	$0.03	$2.35

The adjusted selling and administrative expenses, adjusted selling and administrative expense rate, adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) a pretax gain on the sale of real estate of $12,964 ($8,163, net of tax) and a pretax expense for a legal settlement  agreement of $4,000 ($2,420, net of tax).

Our management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and appropriate method for measuring our operating performance, excluding certain items included in the most directly comparable GAAP financial measures.  Our management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating our operating performance.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	January 29, 2011	January 30, 2010
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$279,041	$252,089

Net cash used in investing activities	(23,438)	(16,797)

Net cash (used in) provided by financing activities	(128,844)	2,534

Increase in cash and cash equivalents	126,759	237,826
Cash and cash equivalents:
Beginning of period	50,780	45,907
End of period	$177,539	$283,733

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	52 WEEKS ENDED	52 WEEKS ENDED
	January 29, 2011	January 30, 2010
	(Unaudited)
Net cash provided by operating activities	$315,257	$392,026

Net cash used in investing activities	(114,552)	(77,937)

Net cash used in financing activities	(306,899)	(65,129)

(Decrease) increase in cash and cash equivalents	(106,194)	248,960
Cash and cash equivalents:
Beginning of period	283,733	34,773
End of period	$177,539	$283,733